Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

SWK Holdings Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Note	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Debt	Senior Notes Due 2028	457(o)	N/A	N/A	$34,500,000	0.00011020	$3,801.90
Total Offering Amounts					$34,500,000		$3,801.90
Total Fees Previously Paid					—		$4,435.55
Total Fee Offsets					—		—
Net Fee Due							$(633.65)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes up to $4,500,000 in aggregate principal amount of additional notes which may be issued upon the exercise of a 30-day option granted to the underwriters.